As filed with the Securities and Exchange Commission on August 6, 2021

Registration No.   333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tabula Rasa HealthCare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-5726437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

228 Strawbridge Drive, Suite 100

Moorestown, NJ 08057

(866) 648 - 2767

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Dr. Calvin H. Knowlton, Ph.D.
Chief Executive Officer
Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
(866) 648 - 2767

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Celia A. Soehner, Esq.

Morgan, Lewis & Bockius LLP

One Oxford Centre, 32nd Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.0001 per share	480,097	$43.04	$20,663,374.88	$2,254.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers any additional securities that may become issuable under the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan pursuant to stock splits, stock dividends, or similar transactions, without the need for any post-effective amendment.

(2)	Calculated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price of the common stock of Tabula Rasa HealthCare, Inc. as reported on the Nasdaq Stock Market on August 2, 2021.

EXPLANATORY NOTE

Tabula Rasa HealthCare, Inc. (the “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 480,097 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) pursuant to the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the Registration Statement will be delivered to participants in the ESPP as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation by Reference

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 7, 2021 and August 6, 2021, respectively;

•	The Company’s Current Report on Form 8-K filed with the Commission on June 17, 2021; and

•	The description of the Common Stock, as set forth in the registration statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 22, 2016 and as updated by the description of the Common Stock set forth in Exhibit 4.3 to the Company’s Annual Report on Form 10-K.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document, or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

Article VI of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Additionally, Article VI of the Charter provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Amended and Restated Bylaws

Section 43(a) of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides for indemnification of its directors to the fullest extent not prohibited by the Delaware General Corporation Law (the “DGCL”) or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under subsection Section 43(d) of the Bylaws (described below).

Pursuant to Section 43(c) of the Bylaws, the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

Under Section 43(d) of the Bylaws, without the necessity of entering into an express contract, all rights to indemnification and advances to directors under the Bylaws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director. Any right to indemnification or advances granted by the Bylaws to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director is not entitled to be indemnified, or to such advancement of expenses, under Section 43(d) or otherwise shall be on the Company.

Section 43(b) of the Bylaws provides that the Company shall have the power to indemnify its officers, employees, and other agents as set forth in the DGCL or any other applicable law.

Additionally, the Bylaws provide that the rights conferred thereunder are not exclusive of any other right pursuant to any applicable statute, provision of the Charter, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Specifically, the Company is authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law. Similarly, the Bylaws also provide, that the Company, to the fullest extent permitted by the DGCL or any other applicable law, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant thereto.

If the Bylaws or any portion thereof are invalidated on any ground by any court of competent jurisdiction, then the Company is nevertheless required to indemnify each director to the full extent not prohibited by any applicable portion of the Bylaws that shall not have been invalidated, or by any other applicable law. If the Bylaws are invalid due to the application of the indemnification provisions of another jurisdiction, then the Company is required to indemnify each director to the full extent under any other applicable law.

General Corporation Law of the State of Delaware

Under Section 145 of the DGCL, the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145.

Indemnification Agreements

The Company has indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance Policies

The Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

The above discussion of the Company’s Charter, Bylaws, indemnification agreements, insurance policies, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Charter, Bylaws, indemnification agreements, policies, and applicable statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Tabula Rasa HealthCare, Inc. (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2016 and incorporated by reference herein)

4.2	Amended and Restated Bylaws of Tabula Rasa HealthCare, Inc. effective as of October 4, 2016 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2016 and incorporated by reference herein)

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered

23.1	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm, as to Tabula Rasa HealthCare, Inc.

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 17, 2021 and incorporated by reference herein)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of City of Moorestown, State of New Jersey, on this 6th day of August, 2021.

TABULA RASA HEALTHCARE, INC.

By	/s/ DR. CALVIN H. KNOWLTON
Dr. Calvin H. Knowlton
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Calvin H. Knowlton and Brian W. Adams, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Tabula Rasa HealthCare, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2021.

Signature	Title

/s/ DR. CALVIN H. KNOWLTON	Chairman of the Board of Directors and Chief Executive Officer
Dr. Calvin H. Knowlton	(principal executive officer)

/s/ BRIAN W. ADAMS	Chief Financial Officer
Brian W. Adams	(principal financial officer)

/s/ ANDREA SPEERS	Chief Accounting Officer
Andrea Speers	(principal accounting officer)

/s/ SAMIRA K. BECKWITH	Director
Samira K. Beckwith

/s/ JAN BERGER	Director
Jan Berger

/s/ DENNIS K. HELLING	Director
Dennis K. Helling

/s/ ORSULA V. KNOWLTON	Director
Orsula V. Knowlton

/s/ Kathrine O’ Brien	Director
Kathrine O’Brien

/s/ MICHAEL PURCELL	Director
Michael Purcell

/s/ PAMELA SCHWEITZER	Director
Pamela Schweitzer

/s/ A GORDON TUNSTALL	Director
A Gordon Tunstall